UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2023

ORGENESIS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38416	98-0583166
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation	Number)	Identification No.)

20271 Goldenrod Lane, Germantown, MD 20876

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 659-6404

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ORGS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer; Appointment of Chief Financial Officer

On July 6, 2023, Neil Reithinger informed Orgenesis Inc. (the “Company”) of his decision to resign as Chief Financial Officer, Treasurer and Secretary of the Company to pursue other opportunities. Mr. Reithinger will remain with the Company until he completes his transition of duties, through September 1, 2023. Mr. Reithinger’s decision to resign did not result from any disagreement with the Company, its management or its board of directors on any matter, whether related to the Company’s operations, policies, practices or otherwise.

On July 6, 2023, the Company appointed Elliot Maltz as its Chief Financial Officer, effective September 1, 2023. Mr. Maltz, 38, previously served as the Chief Financial Officer and Treasurer of Gelesis Holdings, Inc. since January 2022, and as its Chief Compliance Officer and Corporate Secretary since October 2022. Mr. Maltz also previously served as the Chief Financial Officer of Gelesis, Inc. from May 2021 to January 2022 and as its Treasurer from May 2015 to January 2022. Prior to his appointment as the Chief Financial Officer of Gelesis, Inc., Mr. Maltz was Gelesis, Inc.’s Vice President of Finance and previously served as its Corporate Controller. Mr. Maltz has 16 years of accounting and corporate finance experience working with public and private companies, specializing in the biotechnology, medical device and manufacturing industries. Prior to joining Gelesis, Inc., Mr. Maltz served as an external auditor at Deloitte & Touche LLP from January 2007 to April 2013 and as a manager of the technical accounting and SEC reporting function at Sapient Corp. from April 2013 to March 2014. Mr. Maltz received a B.S. in Business Finance from Elon University and is a licensed CPA in the state of Massachusetts.

In connection with Mr. Maltz’s appointment as Chief Financial Officer, he entered into a personal employment agreement (the “Employment Agreement”) with the Company setting forth his compensation and certain other terms. Pursuant to the Employment Agreement, Mr. Maltz is entitled to receive an annual base salary of $335,000 and an annual cash bonus of up to 40% of his then-current base salary (the “Annual Performance Bonus”). The Annual Performance Bonus, if any, will be based upon the achievement of certain corporate and individual performance objectives. Additionally, pursuant to the Employment Agreement Mr. Maltz was granted 200,000 stock options (the “Stock Award”). The Stock Award is subject to the terms of the Company’s compensation plan and a stock award agreement by and between the Company and Mr. Maltz. The Stock Award will vest quarterly from the grant date over four years subject to Mr. Maltz’s continued employment through each such vesting date.

The Employment Agreement also provides for the following severance payments upon termination by the Company without Cause (as defined in the Employment Agreement) or by Mr. Maltz for Good Reason (as defined in the Employment Agreement): (i) payment of his then-current salary for a period of three months, with this period increasing by one month annually on the anniversary of the Commencement Date (as defined in the Agreement), up to a maximum of six months; (ii) subject to Mr. Maltz’s co-payment of premium amounts and proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will contribute an amount equal to the monthly employer contribution towards Mr. Maltz’s health insurance. This will continue until the earliest of 12 months from termination, his eligibility for group health plan benefits under another employer, or the cessation of his continuation rights under COBRA. Payment in each case is subject to Mr. Maltz’s execution of a release satisfactory to the Company following such termination. If Mr. Maltz’s employment terminates as a result of voluntary resignation, termination for Cause (as defined in the Employment Agreement), disability or death, he shall be entitled to receive Accrued Obligations (as defined in the Employment Agreement), but will not be eligible for severance pay and benefits.

Except for the Employment Agreement, there is no arrangement or understanding between Mr. Maltz and any other person pursuant to which Mr. Maltz was selected as an officer. Mr. Maltz is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Resignation of Chief Development Officer

On July 11, 2023, Efrat Assa Kunik informed the Company of her decision to resign as Chief Development Officer of the Company to pursue other opportunities. Ms. Assa-Kunik will remain with the Company until she completes her transition of duties, through August 8, 2023. Ms. Assa-Kunik’s decision to resign did not result from any disagreement with the Company, its management or its board of directors on any matter, whether related to the Company’s operations, policies, practices or otherwise.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement between the Company and Elliot Maltz, dated July 6, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

Date: July 12, 2023	By:	/s/ Neil Reithinger
Neil Reithinger
Chief Financial Officer, Treasurer and Secretary